Exhibit 99.1

[THE FIRST OF LONG ISLAND CORPORATION LETTERHEAD]

October 31, 2012	For More Information Contact:
Mark D. Curtis, Senior Vice President and Treasurer
(516) 671-4900, Ext. 556

PRESS RELEASE IMMEDIATE
THE FIRST OF LONG ISLAND CORPORATION ANNOUNCES INCREASE IN NET INCOME FOR
THE NINE MONTHS ENDED SEPTEMBER 30, 2012

Glen Head, New York, October 31, 2012 (GLOBE NEWSWIRE) – The First of Long Island Corporation (Nasdaq: FLIC), the parent company of The First National Bank of Long Island, reported that net income and earnings per share for the nine months ended September 30, 2012 were $15.3 million and $1.71, respectively, representing increases over the same period last year of 4.2% and 3.0%, respectively. Dividends per share were $.71 for the nine months ended September 30, 2012, or 6% more than the $.67 per share declared in the same period last year.  Returns on average assets (ROA) and average equity (ROE) for the nine months ended September 30, 2012 were 1.00% and 10.35%, respectively, versus 1.09% and 11.56%, respectively, for the same period last year.  An increase in average unrealized gains on available-for-sale securities accounts for a significant portion of the decline in ROE.

Analysis of Earnings – Nine Months Ended September 30, 2012

The increase in net income for the nine months ended September 30, 2012 versus the same period last year is primarily attributable to an increase in net interest income of $1.5 million, or 3.4%, an increase in noninterest income, excluding securities gains, of $200,000, or 4.2%, and a $152,000 decrease in income tax expense.  Partially offsetting the positive earnings impact of these items was a net loss of $338,000 on a deleveraging transaction executed in the second quarter of this year, an increase in noninterest expense, before debt extinguishment costs, of $652,000, or 2.4%, and a $266,000 increase in the provision for loan losses.

 The increase in net interest income resulted from an increase in average interest-earning assets of $243.7 million, or 14.0%, as partially offset by a 31 basis point decline in net interest margin.  Net interest margin declined from 3.67% for the first nine months of 2011 to 3.36% for the current nine-month period as loans repriced and available cash flows were deployed in a very low interest rate environment.  The growth in average interest-earning assets is principally comprised of increases in average loans outstanding of $112.6 million, or 12.0%, nontaxable securities of $72.3 million, or 24.7%, and taxable securities of $66.8 million, or 13.5%. Although most of the loan growth occurred in residential and commercial mortgage loans, commercial and industrial loans grew as well. Management believes that its continued success in growing loans is attributable to a variety of factors including, among others, targeted solicitation efforts, increased focus on multifamily lending, new and expanded programs for first-lien home equity loans and jumbo residential mortgages and the Bank’s positive reputation in its marketplace.  Home equity loans are included in residential mortgages on the Corporation’s balance sheet.  While the average balances of the Bank’s nontaxable and taxable securities portfolios grew significantly when comparing the first nine months of this year to the same period last year, the size of the total securities portfolios actually declined during the first nine months of 2012.  The decline occurred because of the deleveraging transaction and the deployment of available funds, when possible, into loans rather than securities. Management’s continued efforts to make loans a larger portion of total assets and the ongoing management of deposit and borrowing costs have helped to mitigate the negative impact of the low interest rate environment and contributed to maintaining a relatively stable net interest margin throughout the current nine month period.  In the first, second and third quarters of this year, net interest margin was 3.37%, 3.36% and 3.35%, respectively.

The most significant sources of funding for the growth in the average balances of loans and securities were growth in the average balances of savings, NOW and money market deposits of $113.1 million, or 15.8%, noninterest-bearing checking deposits of $45.3 million, or 11.0%, and borrowings of $49.6 million, or 22.1%.  The Bank’s ability to continue to grow deposits is believed to be attributable to, among other things, targeted solicitation efforts, expansion of the Bank’s branch distribution system, new and expanded lending relationships, the Bank’s positive reputation in its marketplace, volatility in the equity markets and the acquisition of some local competitors by larger financial institutions.

The $200,000 increase in noninterest income, excluding securities gains, for the nine months ended September 30, 2012 is primarily attributable to increases in mortgage assignment fees and commissions earned on the sale of mutual funds and annuities and a decrease in losses on loans held-for-sale.  Despite an increase in income before income taxes, income tax expense decreased for the current nine-month period primarily because of an increase in tax-exempt income on municipal securities.  The increase in noninterest expense, before debt extinguishment costs, largely resulted from costs incurred to promote home equity loans and increases in salaries, legal and problem loan expenses.  Salaries increased because of normal annual salary adjustments and expansion of the Bank’s branch distribution system.  The provision for loan losses increased for the current nine-month period primarily because the period includes a larger amount of loan growth.

Analysis of Earnings – Three Months Ended September 30, 2012

For the third quarter of 2012, net income and earnings per share were $4.8 million and $.53, respectively, representing decreases versus the same quarter last year of 9.4% and 11.7%, respectively.

The decrease in net income for the third quarter of 2012 versus the same quarter last year is primarily attributable to a decrease in net interest income of $181,000, or 1.2%, an increase in the provision for loan losses of $403,000, and an increase in noninterest expense of $438,000, or 4.8%. The negative earnings impact of these items was partially offset by a related decrease in income tax expense of $439,000 and an increase in noninterest income of $84,000, or 5.4%.

The decline in net interest income occurred because the negative impact of a 24 basis point decline in net interest margin for the quarter more than offset the positive impact of quarterly growth in average interest-earnings assets of 6.6%.  The provision for loan losses increased for the current quarter primarily because the quarter includes a larger amount of loan growth and a $413,000 chargeoff on one loan transferred to the held-for-sale category.  The increase in noninterest expense occurred for the same reasons discussed with respect to the nine-month periods and because of increases in marketing expense, data processing expense and recruiting fees.  The increase in noninterest income occurred for the same reasons discussed with respect to the nine-month periods.

Asset Quality

The Bank’s allowance for loan losses to gross loans (reserve coverage ratio) was 1.64% at September 30, 2012 compared to 1.68% at the beginning of the year.  The $2.9 million provision for loan losses for the nine months ended September 30, 2012 is mostly attributable to loan growth and $863,000 of chargeoffs on two loans.  The $2.6 million provision for loan losses for the nine months ended September 30, 2011 was mostly attributable to loan growth and a $1.3 million chargeoff on one loan.

The credit quality of the Bank’s loan portfolio remains excellent, with nonaccrual loans, excluding the loan held-for-sale, amounting to only $3.0 million, or .26% of total loans, at September 30, 2012.  Additionally, loans delinquent 30 to 89 days amounted to only $212,000, or .02% of total loans.  Troubled debt restructurings declined from $5.4 million at the beginning of the year to $4.4 million at the end of the current period primarily because one such loan was partially charged off and transferred to the held-for-sale category.  Of the $4.4 million in troubled debt restructurings outstanding at September 30, 2012, $3.5 million are performing in accordance with their modified terms and $.8 million are delinquent and included in the aforementioned amounts for delinquent and nonaccrual loans.  The credit quality of the Bank’s securities portfolio also remains excellent.  The Bank’s mortgage securities are backed by mortgages underwritten on conventional terms, and almost all of these securities are full faith and credit obligations of the U.S. government.  The remainder of the Bank’s securities portfolio consists principally of high quality, general obligation municipal securities rated AA or better by major rating agencies.  In selecting municipal securities for purchase, the Bank uses credit agency ratings for screening purposes only and then performs its own credit analysis.

Capital

The Corporation’s Tier 1 leverage, Tier 1 risk-based and total risk-based capital ratios were 9.26%, 19.14% and 20.39%, respectively, at September 30, 2012.  The strength of the Corporation’s balance sheet from both a capital and asset quality perspective positions the Corporation for continued growth in a measured and disciplined fashion.

Balance Sheet

In the second quarter of this year, the Bank executed a deleveraging transaction and also refinanced a portion of its overnight borrowings with long-term debt.  These transactions were undertaken to bolster the Bank’s Tier 1 leverage capital ratio and potentially reduce the negative impact that an eventual increase in interest rates could have on the Bank’s earnings.

The deleveraging transaction involved using the proceeds from the sale of investment securities with a market value of $97.1 million to extinguish long-term debt with a redemption value of $68.8 million.  The excess proceeds on this transaction were initially used to repay short-term borrowings and, to the extent possible, will eventually be used to fund loan growth. The net loss of $338,000 on the deleveraging transaction resulted from the combination of $3.8 million in debt extinguishment costs and $3.5 million in securities gains.  The refinancing strategy involved the repayment of $50 million of overnight borrowings with approximately equal amounts of six and seven year term borrowings.

On an ongoing basis, the deleveraging transaction should positively impact net interest income in that the yield on the securities sold was 2.80%, the interest cost on the extinguished debt was 3.24%, and the yield to be earned on the reinvestment of the excess proceeds should not differ significantly from that of the securities sold.  The refinancing transaction negatively impacts net interest income in that the cost of the overnight borrowings was approximately 35 basis points and the cost of the long-term debt is approximately 170 basis points. When taken together, the deleveraging and refinancing transactions should not significantly impact the Bank’s future earnings.  The deleveraging transaction positively impacted the Corporation’s Tier 1 leverage capital ratio which, despite third quarter balance sheet growth, increased from 8.85% at the close of the second quarter to 9.26% at the close of the current quarter.

Key Strategic Initiatives

Key strategic initiatives with respect to the Bank’s earnings prospects will continue to include loan and deposit growth through effective relationship management, targeted solicitation efforts, new product offerings and continued expansion of the Bank’s branch distribution system.  In 2011, the Bank opened two full service branches on Long Island, one in Point Lookout and one in Massapequa, and is planning to open another full service branch in Lindenhurst, Long Island in the upcoming quarter.

Challenges We Face

Interest rates are currently very low and are expected to be low for an extended period of time.  In addition, there is significant price competition for loans in the Bank’s marketplace.  The persistence of these factors could result in a further decline in net interest margin.  If that were to occur, and management is unable to offset the impact by increasing the volume of interest-earning assets, expense savings or other measures, the Bank’s profitability could decline.

Commercial and residential real estate values have been negatively impacted by persistently high levels of unemployment and underemployment, a decline in household disposable income, foreclosures and commercial vacancies.  These factors present threats to the maintenance of loan quality.

The banking industry is currently faced with an ever-increasing number of new and complex regulatory requirements which are putting downward pressure on revenues and upward pressure on required capital levels and the cost of doing business.

BALANCE SHEET INFORMATION
(Unaudited)

	9/30/12	12/31/11
	(in thousands, except share
	and per share data)

Total Assets	$2,053,167	$2,022,407

Loans:
Commercial and industrial	53,861	42,572
Secured by real estate:
Commercial mortgages	491,411	459,875
Residential mortgages	497,373	385,374
Home equity lines	81,367	90,616
Construction and land development	1,039	-
Other	3,714	4,596
	1,128,765	983,033
Net deferred loan origination costs	4,244	2,826
	1,133,009	985,859
Allowance for loan losses	(18,560)	(16,572)
	1,114,449	969,287
Investment Securities:
U.S. government agencies	-	5,113
State and municipals	368,180	356,286
Pass-through mortgage securities	46,103	80,637
Collateralized mortgage obligations	418,805	514,005
	833,088	956,041
Deposits:
Checking	485,317	435,517
Savings, NOW and money market	847,134	796,009
Time, $100,000 and over	179,524	174,691
Time, other	93,307	96,651
	1,605,282	1,502,868

Borrowed Funds	218,255	309,727

Stockholders' Equity	205,261	189,347

Share and Per Share Data:
Common Shares Outstanding at Period End	8,962,687	8,793,932
Book Value Per Share	$22.90	$21.53
Tangible Book Value Per Share	$22.88	$21.51

CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Nine Months Ended		Three Months Ended
	9/30/12	9/30/11	9/30/12	9/30/11
	(dollars in thousands, except per share data)
Interest and dividend income:
Loans	$37,133	$35,740	$12,535	$12,133
Investment securities:
Taxable	11,102	12,284	3,045	4,432
Nontaxable	9,594	8,653	3,140	3,022
	57,829	56,677	18,720	19,587
Interest expense:
Savings, NOW and money market deposits	2,731	2,936	802	1,109
Time deposits	4,384	4,501	1,463	1,539
Short-term borrowings	175	76	12	10
Long-term debt	5,363	5,488	1,603	1,908
	12,653	13,001	3,880	4,566
Net interest income	45,176	43,676	14,840	15,021
Provision for loan losses	2,903	2,637	1,157	754
Net interest income after provision for loan losses	42,273	41,039	13,683	14,267

Noninterest income:
Investment Management Division income	1,218	1,161	392	367
Service charges on deposit accounts	2,318	2,437	744	818
Net gains on sales of available-for-sale securities	3,613	122	-	-
Other	1,393	1,131	517	384
	8,542	4,851	1,653	1,569
Noninterest expense:
Salaries	12,113	11,826	4,179	4,028
Employee benefits	3,948	3,962	1,275	1,363
Occupancy and equipment	5,361	5,406	1,794	1,730
Debt extinguishment	3,812	-	-	-
Other	6,473	6,049	2,230	1,919
	31,707	27,243	9,478	9,040

Income before income taxes	19,108	18,647	5,858	6,796
Income tax expense	3,766	3,918	1,071	1,510
Net Income	$15,342	$14,729	$4,787	$5,286

Share and Per Share Data:
Weighted Average Common & Common Equivalent Shares	8,977,770	8,849,204	9,030,655	8,852,398
Basic EPS	$1.73	$1.68	$.54	$.60
Diluted EPS	$1.71	$1.66	$.53	$.60
Cash Dividends Declared	$.71	$.67	$.25	$.23

FINANCIAL RATIOS

ROA	1.00%	1.09%	0.94%	1.10%
ROE	10.35%	11.56%	9.44%	11.75%
Net Interest Margin	3.36%	3.67%	3.35%	3.59%
Dividend Payout Ratio	41.52%	40.36%	47.17%	38.33%

ASSET QUALITY INFORMATION
(Unaudited)

	9/30/12	12/31/11
	(dollars in thousands)

Loan held-for-sale	$550	$-

Delinquent and nonaccrual loans*:
Past due 30 through 89 days	$212	$740
Past due 90 days or more and still accruing	-	-
Nonaccrual	2,965	3,211
	$3,177	$3,951

Troubled debt restructurings*:
Performing in accordance with their modified terms	$3,535	$3,549
Included in delinquent and nonaccrual loans	830	1,846
	$4,365	$5,395

Other real estate owned	$-	$-

Allowance for loan losses	$18,560	$16,572
Allowance for loan losses as a percentage of total loans*	1.64%	1.68%
Allowance for loan losses as a multiple of nonaccrual loans*	6.3	5.2

* Excludes loan held-for-sale that is nonaccruing and was modified in a trouble debt restructuring

AVERAGE BALANCE SHEET, INTEREST RATES AND INTEREST DIFFERENTIAL
(Unaudited)

	Nine Months Ended September 30,
	2012			2011
	Average	Interest/	Average	Average	Interest/	Average
	Balance	Dividends	Rate	Balance	Dividends	Rate
Assets	(dollars in thousands)
Interest-bearing bank balances	$10,002	$15	.20%	$17,967	$31	.23%
Investment Securities:
Taxable	562,527	11,087	2.63	495,744	12,253	3.30
Nontaxable (1)	364,718	14,536	5.31	292,410	13,111	5.98
Loans (1) (2)	1,052,934	37,155	4.71	940,346	35,762	5.07
Total interest-earning assets	1,990,181	62,793	4.21	1,746,467	61,157	4.67
Allowance for loan losses	(17,792)			(14,764)
Net interest-earning assets	1,972,389			1,731,703
Cash and due from banks	27,107			26,177
Premises and equipment, net	23,158			21,315
Other assets	30,879			30,379
	$2,053,533			$1,809,574

Liabilities and Stockholders' Equity
Savings, NOW & money market deposits	$831,363	2,731	.44	$718,230	2,936	.55
Time deposits	269,994	4,384	2.17	272,888	4,501	2.21
Total interest-bearing deposits	1,101,357	7,115	.86	991,118	7,437	1.00
Short-term borrowings	66,246	175	.35	27,699	76	.37
Long-term debt	207,929	5,363	3.45	196,916	5,488	3.73
Total interest-bearing liabilities	1,375,532	12,653	1.23	1,215,733	13,001	1.43
Checking deposits	458,840			413,525
Other liabilities	21,246			10,015
	1,855,618			1,639,273
Stockholders' equity	197,915			170,301
	$2,053,533			$1,809,574

Net interest income (1)		$50,140			$48,156
Net interest spread (1)			2.98%			3.24%
Net interest margin (1)			3.36%			3.67%

(1)
Tax-equivalent basis.  Interest income on a tax-equivalent basis includes the additional amount of interest income that would have been earned if the Corporation's investment in tax-exempt loans and investment securities had been made in loans and investment securities subject to Federal income taxes yielding the same after-tax income.  The tax-equivalent amount of $1.00 of nontaxable income was $1.52 in each period presented based on a Federal income tax rate of 34%.

(2)	For the purpose of these computations, nonaccruing loans are included in the daily average loan amounts outstanding.

Forward Looking Information

This earnings release contains various “forward-looking statements” within the meaning of that term as set forth in Rule 175 of the Securities Act of 1933 and Rule 3b-6 of the Securities Exchange Act of 1934.  Such statements are generally contained in sentences including the words “may” or “expect” or “could” or “should” or “would” or “believe”.  The Corporation cautions that these forward-looking statements are subject to numerous assumptions, risks and uncertainties, and therefore actual results could differ materially from those contemplated by the forward-looking statements.  In addition, the Corporation assumes no duty to update forward-looking statements.

For more detailed financial information please see the Corporation’s quarterly report on Form 10-Q for the period ended September 30, 2012.  The Form 10-Q will be available through the Bank’s website at www.fnbli.com on or about November 9, 2012, after it is electronically filed with the Securities and Exchange Commission (“SEC”).  Our SEC filings are also available on the SEC’s website at www.sec.gov.  You may also read and copy any document we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, DC 20549.  You should call 1-800-SEC-0330 for more information on the public reference room.